Exhibit 10.1

THE HONORABLE MARSHA J. PECHMAN

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WASHINGTON

AT SEATTLE

In re CELL THERAPEUTICS, INC.,	Master Docket No. C10-414 MJP

CLASS ACTION LITIGATION	(Consolidated with Nos. C10-480 MJP and C10-559 MJP)

CLASS ACTION

STIPULATION OF SETTLEMENT

This Document Relates To: All Actions

This Stipulation of Settlement dated as of February 13, 2012 (the “Stipulation”), is made and entered into by and among the following Settling Parties (as defined further in Section IV hereof) to the above-entitled action (the “Action”): (i) Lead Plaintiffs Satish Shah, David Gipson, and Xavian L. Draper (on behalf of themselves and each of the Class Members), by and through their counsel of record in the Action; and (ii) Defendants Cell Therapeutics, Inc. (“CTI” or the “Company”), James A. Bianco, M.D., Louis A. Bianco, and Craig W. Philips, by and through their counsel of record in the Action. The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims (as defined herein), subject upon and to the approval of the Court and the terms and conditions set forth in this Stipulation.

In connection with seeking the Court’s approval of the settlement, the Settling Parties will seek the Court’s conditional certification, for settlement purposes only, of the Class (as defined further in ¶ 1.4 below).

I.	THE LITIGATION

On March 12, 2010, plaintiff Cyril Sabbagh filed a complaint in the United States District Court for the Western District of Washington, captioned Cyril Sabbagh v. Cell Therapeutics, Inc., Dr. James A. Bianco, M.D., and Dr. Jack W. Singer, M.D., No. C10-414 MJP. By Court Order dated August 2, 2010, the above-referenced case was consolidated with all other related actions then pending, and ordered to proceed under the caption In re Cell Therapeutics, Inc. Class Action Litigation, No. C10-414 MJP. By the same Order, Plaintiffs Satish Shah, David Gipson, and Xavian L. Draper (also referred to as the “CTIC Investor Group”) were appointed Lead Plaintiffs, Brower Piven was appointed Lead Counsel, and Zwerling, Schachter & Zwerling, LLP was appointed Liaison Counsel.

On September 27, 2010, Lead Plaintiffs filed their Consolidated Amended Class Action Complaint for Violation of the Federal Securities Laws alleging false and misleading statements by Defendants in connection with, inter alia, the approval process for one of CTI’s drugs, Pixantrone. Defendants filed their motion to dismiss Lead Plaintiffs’ Complaint on October 27, 2010; the Court denied Defendants’ motion in large part on February 4, 2011.

On October 26, 2011, the parties participated in mediation with the Honorable Nicholas H. Politan (Ret.) presiding. During the course of this mediation, the parties reached an agreement-in-principle to resolve this Action. Subsequently, the Settling Parties continued negotiations, resulting in the terms and conditions set forth in this Stipulation.

II.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants, individually and collectively, have denied and continue to deny each and all of the claims alleged by Lead Plaintiffs in the Action. Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. Defendants also have denied and continue to deny, among other allegations, the allegations that the Lead Plaintiffs or the Class have suffered any damage, that the price of CTI common stock was artificially inflated by reasons of alleged misrepresentations, non-disclosures or otherwise, or that the Lead Plaintiffs or the Class were harmed by the conduct alleged in the Action. Defendants believe that the evidence developed to date supports their position that they acted properly at all times and that the Action is without merit.

Nonetheless, Defendants have concluded that further conduct of the Action would be protracted and expensive, and that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Action. Defendants have, therefore, determined that it is desirable and beneficial to them that the Action be settled in the manner and upon the terms and conditions set forth in this Stipulation.

III.	CLAIMS OF LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

Lead Plaintiffs believe that the claims asserted in the Action have merit and that the evidence developed to date supports the claims. However, Lead Plaintiffs and their counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against Defendants through trial and through appeals. Lead Plaintiffs and their counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Action, as well as the difficulties and delays inherent in such litigation. Lead Plaintiffs and their counsel also are mindful of the inherent problems of proof, and possible defenses to the securities law violations asserted in the Action. Lead Plaintiffs and their counsel believe that the settlement set forth in the Stipulation confers substantial benefits upon the Class. Based on their evaluation, Lead Plaintiffs and their counsel have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiffs and the Class.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiffs (for themselves and the Class Members) and the Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Action and the Released Claims, and all matters encompassed within the scope of the releases set forth or referenced in this Stipulation shall be finally, fully, and forever compromised, settled, and released, and the Action shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows.

1.	Definitions

As used in the Stipulation the following terms have the meanings specified below:

1.1 “Action” means the case captioned In re Cell Therapeutics, Inc. Class Action Litigation, Case No. C10-414 MJP.

1.2 “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

1.3 “Claims Administrator” means the firm of The Garden City Group, Inc.

1.4 “Class” means all Persons (other than those Persons who timely and validly request exclusion from the Class) who purchased the common stock of CTI between March 25, 2008 and March 22, 2010, inclusive. Excluded from the Class are Defendants, members of the

Individual Defendants’ immediate families, the directors, officers, subsidiaries, and affiliates of CTI, any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest, and the legal representatives, affiliates, heirs, successors-in-interest or assigns of any such excluded person.

1.5 “Class Member” or “Member of the Class” mean a Person who falls within the definition of the Class as set forth in ¶ 1.4 above.

1.6 “Class Period” means the period commencing on or about March 25, 2008 through March 22, 2010, inclusive.

1.7 “Complaint” means the Consolidated Amended Class Action Complaint For Violations Of The Federal Securities Laws in Cyril Sabbagh v. Cell Therapeutics, Inc., Dr. James A. Bianco, M.D., and Dr. Jack W. Singer, M.D., No. C10-414 MJP, which was consolidated with other related actions under the caption In re Cell Therapeutics, Inc. Class Action Litigation, No. C10-414 MJP, and which is the operative complaint in the Action.

1.8 “CTI” or the “Company” means Cell Therapeutics, Inc.

1.9 “Defendants” means CTI, James A. Bianco, M.D., Louis A. Bianco, and Craig W. Philips.

1.10 “Effective Date,” or the date upon which this settlement becomes “effective,” means three (3) business days after the date by which all of the events and conditions specified in ¶ 7.1 of the Stipulation have been met and have occurred.

1.11 “Escrow Agent” means Lead Counsel.

1.12 “Final” means when the last of the following with respect to the Judgment approving the Stipulation, substantially in the form of Exhibit B attached hereto, shall occur: (i) the expiration of the time to file a motion to alter or amend the Judgment under Federal Rule of Civil Procedure 59(e) without any such motion having been filed or, if such a motion is filed, the Judgment is not altered or amended; (ii) the time in which to appeal the Judgment has passed without any appeal having been taken; and (iii) if an appeal is taken, immediately after (a) the date of final dismissal of any appeal or the final dismissal of any proceeding on certiorari, or (b)

the date of affirmance of the Judgment on appeal and the expiration of time for any further judicial review whether by appeal, reconsideration or a petition for a writ of certiorari and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to the grant. For purposes of this paragraph, an “appeal” shall include any petition for a writ of certiorari or other writ that may be filed in connection with approval or disapproval of this settlement, but shall not include any appeal which concerns only the issue of attorneys’ fees and/or expenses, the Plan of Allocation of the Settlement Fund, as hereinafter defined, or the procedures for determining Authorized Claimants’ recognized claims and any such appeal shall not in any way delay or affect the time set forth above for the Judgment to become Final, or otherwise preclude the Judgment from becoming Final.

1.13 “Individual Defendants” means James A. Bianco, M.D., Louis A. Bianco, and Craig W. Philips.

1.14 “Judgment” means the Final Judgment and Order of Dismissal with Prejudice to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

1.15 “Lead Counsel” means Brower Piven, A Professional Corporation and David A.P. Brower, 488 Madison Avenue, Eighth Floor, New York, NY 10022.

1.16 “Lead Plaintiffs” means Satish Shah, David Gipson, and Xavian L. Draper, also referred to as the CTIC Investor Group.

1.17 “Net Settlement Fund” means the Settlement Fund less (i) any Court-awarded attorneys’ fees, costs, and expenses; (ii) any Court-approved award to Lead Plaintiffs; (iii) notice and administration costs; (iv) Taxes and Tax Expenses; and (v) other Court-approved deductions that occur before distribution of the proceeds of the settlement to the Class.

1.18 “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, joint venture, limited liability company, professional corporation, estate, legal representative, trust, heir, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity, and their predecessors, successors, representatives, or assignees.

1.19 “Plaintiffs’ Counsel” means any counsel who has appeared for Lead Plaintiffs in the Action.

1.20 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and Tax Expenses, and such attorneys’ fees, costs, expenses, and interest, as well as Lead Plaintiffs’ expenses, if any, as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation and neither Defendants nor their Related Parties shall have any responsibility or liability with respect thereto.

1.21 “Related Parties” means each of a Defendant’s past or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants or auditors, advisors, investment advisors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, agents, assigns, spouses, marital communities, heirs, executors, estates, administrators, related or affiliated persons or entities, any entity in which a Defendant has a controlling interest, any members of any Individual Defendant’s immediate family, or any trust of which any Individual Defendant is the settlor or which is for the benefit of any Individual Defendant’s family.

1.22 “Released Claims” means any and all claims, debts, demands, rights, liabilities, and causes of action of every nature and description whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or unliquidated, at law or in equity, matured or unmatured, including, without limitation, claims arising under Sections 10(b) or 20(a) of the Securities Exchange Act of 1934 and claims for control person liability, whether class or individual in nature, including both known claims and Unknown Claims (as defined in ¶ 1.27), whether or not concealed or hidden that (i) have been asserted in this Action or in the Complaint by the Lead Plaintiffs against any of the Released Persons (as defined below), or (ii) could have been asserted in the Action or any other forum by the Lead Plaintiffs or any Class Members against any of the Released Persons which arise out of, or are based upon or related in any way to, the allegations, transactions, facts, matters or occurrences, representations or omissions involved in the Action, or set forth or referred to in the Complaint, and that relate to the purchase of CTI common stock during the Class Period.

1.23 “Released Persons” means each and all of the Defendants and their Related Parties.

1.24 “Settlement Amount” means Nineteen Million Dollars ($19,000,000) in cash to be paid by wire transfer to the Escrow Agent, or as directed by the Escrow Agent, pursuant to ¶ 2.1 of this Stipulation.

1.25 “Settlement Fund” means the Settlement Amount plus all interest and accretions thereto, and which may be reduced by payments or deductions as provided herein or by Court order.

1.26 “Settling Parties” means, collectively, the Defendants and the Lead Plaintiffs on behalf of themselves and the Class.

1.27 “Unknown Claims” means any Released Claims which Lead Plaintiffs or any Class Member does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Persons which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Persons, or might have affected his, her, or its decisions with respect to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Lead Plaintiffs shall expressly waive and relinquish, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived and relinquished, the provisions, rights, and benefits of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Lead Plaintiffs shall expressly waive and relinquish, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived and relinquished, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542. Lead Plaintiffs and Class Members may hereafter discover facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Lead Plaintiffs upon the Effective Date shall expressly, fully, finally, and forever settle and release and each Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Lead Plaintiffs acknowledge, and the Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

2.	The Settlement

The Settlement Fund

2.1 CTI and/or its insurance carriers shall pay or cause to be paid the principal amount of $19,000,000, as directed by the Escrow Agent, no later than twenty-one (21) days after preliminary approval of the settlement by the Court. If the entire Settlement Amount is not timely transferred to the Escrow Agent, Lead Counsel may terminate the settlement only if (i) Lead Counsel has notified Defendants’ counsel in writing of Lead Counsel’s intention to terminate the settlement, and (ii) the entire Settlement Amount is not transferred to the Escrow Agent within ten (10) days after Lead Counsel has provided such written notice.

The Escrow Agent

2.2 The Escrow Agent shall invest the Settlement Amount deposited pursuant to ¶ 2.1 hereof in short term United States Agency or Treasury Securities or other instruments backed by the Full Faith & Credit of the United States Government or an Agency thereof, or fully insured by the United States Government or an Agency thereof, and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. All risks related to the investment of the Settlement Fund in accordance with the investment guidelines set forth in this paragraph shall be borne by the Settlement Fund and the Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to investment decisions or the actions of the Escrow Agent, or any transactions executed by the Escrow Agent.

2.3 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Defendants.

2.4 Subject to further order(s) and/or directions as may be made by the Court, or as provided in the Stipulation, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of the Stipulation.

2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

2.6 Without further order of the Court, the Settlement Fund may be used by Lead Counsel to pay reasonable costs and expenses actually incurred in connection with providing notice to the Class, locating Class Members, soliciting claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying escrow fees and costs, if any. In no event shall Defendants have any responsibility for or liability with respect to the Escrow Agent or its actions, the Settlement Fund, or the administration of the Settlement Fund.

Taxes

2.7 (a) The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶ 2.7, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

(b) For the purpose of § 1.468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. § 1.468B-2(k)). Such returns (as well as the election described in ¶ 2.7(a) hereof) shall be consistent with this ¶ 2.7 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶ 2.7(c) hereof.

(c) All (i) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or their Related Parties or their counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶ 2.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶ 2.7) (“Tax Expenses”), shall be paid out of the Settlement Fund; in all events the

Defendants and their Related Parties and their counsel shall have no liability or responsibility for the Taxes or the Tax Expenses. The Escrow Agent, through the Settlement Fund, shall indemnify and hold each of the Defendants and their Related Parties and their counsel harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be authorized (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(l)(2)); neither the Defendants nor their Related Parties nor their counsel are responsible nor shall they have any liability for any Taxes or Tax Expenses. The parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶ 2.7.

Termination of Settlement

2.8 In the event that the Stipulation is not approved or the Stipulation is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) less expenses paid, incurred or due and owing in connection with the settlement provided for herein, shall be refunded pursuant to written instructions from counsel to the Defendants (in accordance with ¶ 7.4 herein).

3.	Preliminary Approval Order and Settlement Hearing

3.1 Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court, and Lead Counsel shall apply for entry of an order on the earliest available date (the “Preliminary Approval Order”), substantially in the form of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing of a settlement notice (the “Notice”), publication of a summary notice, substantially in the forms of Exhibits A-1 and A-2 attached hereto. The Notice shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application, as defined in ¶ 6.1 hereof, and the date of the Settlement Hearing as defined below.

3.2 Lead Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Hearing”) and approve the settlement of the Action as set forth herein. At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

4.	Releases

4.1 Upon the Effective Date, as defined in ¶ 1.10 hereof, the Lead Plaintiffs and each and every Class Member shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever waived, released, relinquished, discharged, and dismissed each and every one of the Released Claims against each and every one of the Released Persons, whether or not such Class Member executes and delivers the Proof of Claim and Release, and whether or not such Class Member shares in the Settlement Fund.

4.2 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-3 attached hereto.

4.3 Upon the Effective Date, as defined in ¶ 1.10 hereof, each and every Class Member and anyone claiming through or on behalf of any of them, will be forever barred and enjoined from commencing, instituting, prosecuting or continuing to prosecute any action or other proceeding in any court of law or equity, arbitration tribunal, or administrative forum, asserting the Released Claims against any of the Released Persons.

4.4 Upon the Effective Date, as defined in ¶ 1.10 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged Lead Plaintiffs, each and all of the Class Members, Lead

Counsel, and Plaintiffs’ Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.

5.	Administration and Calculation of Claims, Final Awards, and Supervision and Distribution of the Settlement Fund

5.1 The Claims Administrator, subject to such supervision and direction of Lead Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund to Authorized Claimants.

5.2 The Settlement Fund shall be applied as follows:

(a) to pay all the fees, costs, and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying escrow fees and costs, if any;

(b) to pay the Taxes and Tax Expenses described in ¶ 2.7 hereof;

(c) after entry of the Judgment, to pay Lead Counsel’s attorneys’ fees and expenses (the “Fee and Expense Award”), if and to the extent allowed by the Court; and

(d) after the Effective Date, to distribute the balance of the Settlement Fund (i.e., the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

5.3 After the Effective Date, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following.

5.4 Within one hundred twenty (120) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-3 attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release.

5.5 Except as otherwise ordered by the Court, all Class Members who fail to timely submit a valid Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment. Notwithstanding the foregoing, Lead Counsel shall have the discretion to accept late-submitted claims for processing by the Claims Administrator so long as the distribution of the Settlement Fund is not materially delayed thereby.

5.6 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with the Plan of Allocation set forth in the Notice and approved by the Court. If there is any balance remaining in the Net Settlement Fund after six (6) months from the initial date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Settlement Fund shall, subject to the payment of any additional, previously unreimbursed fees, costs, and expenses related to the administration of the settlement, be donated to an appropriate non-profit organization.

5.7 The Defendants and their Related Parties shall have no responsibility for, interest in, or liability whatsoever with respect to, the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, or any losses incurred in connection therewith. No Person shall have any claim of any kind against the Defendants or their Related Parties with respect to the matters set forth in ¶¶ 5.1-5.9 hereof; and the Class Members, Lead Plaintiffs, and Lead Counsel release the Defendants and their Related Parties from any and all liability and claims arising from or with respect to the investment or distribution of the Settlement Fund.

5.8 No Person shall have any claim against the Lead Plaintiffs, Lead Counsel or the Claims Administrator, or any other Person designated by Lead Counsel, based on determinations and/or distributions made substantially in accordance with the Stipulation and the settlement contained herein, the Plan of Allocation, or further order(s) of the Court.

5.9 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation.

6.	Lead Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses

6.1 Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for an award of attorneys’ fees not to exceed one-third (33.33%) of the Settlement Amount, plus expenses incurred in connection with prosecuting the Action, plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid) as may be awarded by the Court. Lead Counsel reserves the right to make additional applications for fees and expenses incurred in connection with the preservation of the Settlement Fund and/or the administration of the settlement.

6.2 The fees and expenses, as awarded by the Court, shall be paid to Lead Counsel, as ordered, immediately after the Court executes an order awarding such fees and expenses and enters the Judgment. Lead Counsel may thereafter allocate the attorneys’ fees among other Plaintiffs’ Counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the initiation, prosecution, and resolution of the Action.

6.3 In the event that the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, and in the event that the Fee and Expense Award has been paid to any extent, then such of Plaintiffs’ Counsel who have received any portion of the Fee and Expense Award shall within five (5) business days from receiving notice from the Defendants’ counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund such fees and expenses previously paid to them from the Settlement Fund, plus interest thereon at the same rate as earned on the Settlement Amount in an amount consistent with such reversal or modification. Each such Plaintiffs’ Counsel’s law firm receiving fees and expenses, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

6.4 The procedure for and the allowance or disallowance by the Court of any applications by any Plaintiffs’ Counsel for attorneys’ fees and expenses, to be paid out of the Settlement Fund, are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Action set forth therein.

6.5 Defendants and their Related Parties shall have no responsibility for any payment of attorneys’ fees and expenses to Plaintiffs’ Counsel over and above payment out of the Settlement Fund.

6.6 Defendants and their Related Parties shall have no responsibility for the allocation among Plaintiffs’ Counsel, and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Action, and the Defendants and their Related Parties take no position with respect to such matters.

7.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

7.1 The Effective Date of the Stipulation shall be the date when all of the following shall have occurred and is conditioned on the occurrence of all of the following events:

(a) CTI and/or its insurance carriers timely made or caused to be made the contribution to the Settlement Fund, as required by ¶ 2.1 hereof;

(b) the Court has entered the Preliminary Approval Order, as described in ¶ 3.1 hereof;

(c) no option to terminate the Stipulation has been exercised or, if exercised, has been retracted, pursuant to ¶ 7.3 hereof;

(d) the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B attached hereto; and

(e) the Judgment has become Final, as defined in ¶ 1.12 hereof.

7.2 Upon the occurrence of all of the events referenced in ¶ 7.1 hereof, any and all remaining interest or right of the Defendants or the Defendants’ insurers in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If it becomes clear that all of the conditions specified in ¶ 7.1 hereof cannot or will not be met, then the Stipulation shall be canceled and terminated subject to ¶ 7.5 hereof unless Lead Counsel and counsel for the Defendants mutually agree in writing to otherwise proceed with the settlement.

7.3 CTI shall have the option to terminate the settlement in the event that Class Members who purchased in the aggregate more than a certain number of shares of CTI common stock during the Class Period choose to exclude themselves from the Class, as set forth in a separate agreement (the “Supplemental Agreement”) executed between Lead Counsel and CTI’s counsel. The Supplemental Agreement will not be filed with the Court unless requested by the Court or unless a dispute among the Settling Parties concerning its interpretation or application arises and in that event, the parties shall request that the Supplemental Agreement be filed and maintained by the Court under seal.

7.4 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within ten (10) business days after written notification of such event is made by counsel for the Defendants or Lead Counsel to the other party, the Settlement Fund, less expenses which have either been disbursed pursuant to ¶¶ 2.6 and 2.7 hereof, or are determined to be chargeable to the Settlement Fund, shall be refunded by Lead Counsel directly to the entity or entities that provided the funds, based on their pro rata contribution to the Settlement Fund, as indicated in writing to Lead Counsel by Defendants’ counsel. The Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, in a similar pro rata manner, pursuant to written instructions from Defendants’ counsel.

7.5 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms: (i) the Settling Parties shall be restored to their respective positions in the Action as of October 26, 2011. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ 1.1-1.27, 2.6-2.8, 6.3-6.5, 7.4-7.6, 8.3, and 8.4 hereof, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Action or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses, and interest awarded by the Court to any of Plaintiffs’ Counsel shall constitute grounds for cancellation or termination of the Stipulation.

7.6 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither Lead Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed pursuant to ¶¶ 2.6 or 2.7. In addition, any expenses already incurred pursuant to ¶¶ 2.6 or 2.7 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶¶ 2.8 and 7.4 hereof.

8.	Miscellaneous Provisions

8.1 The Lead Plaintiffs have asserted that the Action should be certified as a class action pursuant to the Federal Rules of Civil Procedure. For settlement purposes only, and for no other purpose than as set forth in and to effectuate this Stipulation, Defendants will not object to such certification on the terms set forth in this Stipulation. The Settling Parties further agree that if the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, then no Class will be deemed to have been certified by or as a result of this Stipulation, and the Action will for all purposes with respect to the Settling Parties revert to its status as of the day immediately before the Stipulation was fully executed. In such event, (i) Defendants will not be deemed to have consented to the certification of any class, (ii) the Stipulation concerning class definition or class certification shall not be used as evidence or argument in support of class definition or class certification, and (iii) Defendants will retain all rights to oppose class certification.

8.2 The Settling Parties (i) acknowledge that it is their intent to consummate this agreement; and (ii) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

8.3 The Settling Parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Action. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Final Judgment will contain a finding that, during the course of the Action, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the Settlement Amount and the other terms of the settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in a manner that such party reasonably determines to be appropriate, any contention made by any of the Settling Parties in any public forum that the Action was brought or defended in bad faith or without a reasonable basis.

8.4 Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. The Defendants may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

8.5 All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

8.6 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.7 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.8 The Stipulation and the Exhibits attached hereto and the Supplemental Agreement constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties, and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

8.9 Lead Counsel, on behalf of the Class, is expressly authorized by Lead Plaintiffs to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also is expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which it deems appropriate.

8.10 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.11 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of executed counterparts shall be filed with the Court.

8.12 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

8.13 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

8.14 This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Washington, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Washington without giving effect to that State’s choice-of-law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys.

/s/ Douglas J. Clark
Douglas J. Clark, admitted pro hac vice
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Telephone: (650) 493-9300
Facsimile: (650) 493-6811
Email: dclark@wsgr.com

Barry Kaplan, WSBA #8661
Claire Loebs Davis, WSBA #39812
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, WA 98104-7036
Telephone: (206) 883-2500
Facsimile: (206) 883-2699
Email: bkaplan@wsgr.com
Email: cldavis@wsgr.com

Attorneys for Defendants
Cell Therapeutics, Inc., Dr. James Bianco, Louis Bianco, and Craig Philips

/s/ David A.P. Brower
David A.P. Brower
BROWER PIVEN
A Professional Corporation
488 Madison Avenue, Eighth Floor
New York, NY 10022
Telephone: (212) 501-9000
Facsimile: (212) 501-0300

Attorney for the CTIC Investor Group and Lead Counsel for the Class

Dan Drachler, WSBA #27728
ZWERLING, SCHACHTER & ZWERLING, LLP
1904 Third Avenue, Suite 1030
Seattle, WA 98101-1170
Telephone: (206) 223-2053
Facsimile: (206) 343-9636
Email: ddrachler@zsz.com

Attorney for the CTIC Investor Group and Liaison Counsel for the Class

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